Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 9, 2006, accompanying the consolidated financial statements and schedule of Private Business, Inc., our report dated April 17, 2006, accompanying the consolidated financial statements of Goldleaf Technologies, Inc. and our report dated April 19, 2006, accompanying the financial statements of KVI Capital, Inc. These reports are included in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Raleigh, North Carolina
April 25, 2006